Exhibit 10.46

FIRST AMENDMENT

TO THE

2004 STOCK INCENTIVE PLAN

OF

MAGNETEK, INC.

MagneTek, Inc. (the “Company”) hereby amends the 2004 Stock Incentive Plan of MagneTek, Inc. (the “Plan”), pursuant to Section 15 of the Plan, as follows:

1.             Section 11.7 of the Plan, as set forth below, is hereby deleted in its entirety from the Plan.

Section 11.7 Sub-Committees. The Board of Directors or the Committee may from time to time appoint one or more Sub-Committees (as defined below) comprised of one or more officers, directors or others, which Sub-Committee shall have the powers of the Committee described in Section 6 of this Plan solely with respect to the grant of Options to employees who are not then officers of the Company within the meaning of Rule 16a-1(f) promulgated under the Exchange Act, if and as such Rule is then in effect. Each such Sub-Committee may be subject to any such additional restrictions or limitation as the Board of Directors or the Committee may impose at any time. Each Sub-Committee so appointed may be disbanded by the Board of Directors or the Committee at any time, provided that no such termination shall affect the validity of any Option theretofore approved by any such Sub-Committee. For purposes of this Plan, the “Sub-Committee” shall mean any sub-committee, comprised of one or more individuals, of the Committee appointed as provided in Section 2.1. The aggregate number of Shares subject to Options granted by a Sub-Committee hereunder during any calendar year to any one individual shall not exceed 15,000.

2.             This First Amendment shall be effective as of April 24, 2007.

3.             This First Amendment amends only the provisions of the Plan noted above.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on this 22nd day of August, 2007.

MAGNETEK, INC.

By:	/s/ Marty J. Schwenner

	Its:	Vice President and Chief Financial Officer